News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2023 RESULTS

Tampa, FL - July 24, 2023. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2023.

Net sales in the second quarter were $3,109 million compared to $3,510 million in the second quarter of 2022 reflecting higher beverage can volumes in Americas Beverage and favorable foreign currency translation of $11 million, offset by the pass through of $288 million in lower material costs and lower volumes across most other businesses.

Income from operations was $367 million in the second quarter compared to $466 million in the second quarter of 2022, which included a gain of $113 million for the sale of the Transit Packaging segment's Kiwiplan business. Segment income in the second quarter of 2023 was $414 million compared to $432 million in the prior year second quarter as benefits from the contractual recovery of prior years' inflationary cost increases in European Beverage and cost reduction initiatives in Transit Packaging were offset by lower volumes.

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “The Company performed well during the second quarter, as strong results in European Beverage and Transit Packaging offset softer than expected beverage can volumes in Asia and sluggish aerosol can demand in North America. Cumulative inflationary effects and challenging macroeconomic conditions in certain markets continue to adversely impact volumes. In North America, we anticipate increased second half beverage can shipment levels as retail promotional activity, while still somewhat limited, is expected for carbonated soft drinks. The benefits from actions taken in 2022 to negotiate more comprehensive raw material and other inflationary pass-through provisions in European Beverage and a significant overhead reduction program initiated in Transit Packaging are expected to continue to yield benefits throughout the remainder of the year.

“Looking ahead, we believe that the beverage can remains the preferred packaging option for customers and consumers alike, in part due to its unmatched sustainability benefits and infinite recyclability. As we near completion in late 2023 of the multi-year program to profitably expand global beverage can production capacity to support expanded customer requirements, the Company expects capital expenditures to be significantly reduced in 2024 and 2025 from this year's $900 million to approximately $500 million and we plan to use increased cash flow to pay down debt and return capital to shareholders."

Interest expense was $110 million in the second quarter of 2023 compared to $64 million in the second quarter of 2022 reflecting higher outstanding debt and higher interest rates.

Net income attributable to Crown Holdings in the second quarter was $157 million compared to $295 million in the second quarter of 2022. Reported diluted earnings per share were $1.31 in the second quarter of 2023 compared to $2.43 in 2022 and adjusted diluted earnings per share were $1.68 compared to $2.10 in 2022.

Six Month Results
Net sales for the first six months of 2023 were $6,083 million compared to $6,672 million in the first six months of 2022, primarily due to the pass through of $388 million in lower material costs, lower overall net volumes and unfavorable foreign currency translation of $25 million, partially offset by higher beverage can volumes in Americas Beverage.

Income from operations was $636 million in the first half of 2023 compared to $810 million in the first half of 2022, which included a gain of $113 million for the sale of the Transit Packaging segment's Kiwiplan business. Segment income in the first half of 2023 was $734 million versus $815 million in the prior year period, reflecting benefits from the contractual recovery of prior year's inflationary cost increases in European Beverage and cost reduction initiatives in Transit Packaging, offset by $60 million of year over year inventory impact of steel repricing in the Other segment and lower volumes.

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Interest expense was $212 million for the first six months of 2023 compared to $118 million in 2022 primarily due to higher outstanding debt balances and higher interest rates.

Net income attributable to Crown Holdings in the first six months of 2023 was $259 million compared to $511 million in the first six months of 2022. Reported diluted earnings per share were $2.16 compared to $4.15 in 2022 and adjusted diluted earnings per share were $2.88 compared to $4.11 in 2022.

Outlook
We continue to expect full year improved operating results in global beverage as well as in Transit Packaging.

Third quarter adjusted diluted earnings per share are expected to be in the range of $1.70 to $1.80 and full year 2023 adjusted diluted earnings per share in the range of $6.10 to $6.30 reflecting the impacts of higher transactional foreign exchange expense and lower equity earnings from our previous guidance.

We affirm our previously issued guidance of adjusted EBITDA growth between 8% and 12% for 2023 with an expected adjusted effective tax rate between 24% and 25%. Adjusted free cash flow is expected to be approximately $500 million after $900 million of capital expenditures and approximately $100 million in benefits from lower working capital. Through six months, working capital performance is on plan, as we realize efforts to reduce elevated inventory levels from the prior year end.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share for the third quarter and full year of 2023 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. We have not provided a reconciliation of the range of anticipated growth of projected adjusted

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
EBITDA to the most comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including restructuring and other charges which are event-driven.

Conference Call
The Company will hold a conference call tomorrow, July 25, 2023 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on August 1, 2023. The telephone numbers for the replay are 203-369-3350 or toll free 800-819-5739.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2023, including consumer preference for beverage cans and increasing global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs; future demand for food cans; the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines; and the impact of overhead reduction efforts in the Transit Packaging business, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2022 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$3,109	$3,510	$6,083	$6,672

Cost of products sold	2,463	2,861	4,874	5,408
Depreciation and amortization	125	116	248	231
Selling and administrative expense	148	140	308	297
Restructuring and other	6	(73)	17	(74)
Income from operations (1)	367	466	636	810
Other pension and postretirement	16	(4)	27	(8)
Foreign exchange	14	7	18	(3)
Earnings before interest and taxes	337	463	591	821
Interest expense	110	64	212	118
Interest income	(12)	(3)	(21)	(6)
Income from operations before income taxes	239	402	400	709
Provision for income taxes	59	85	101	163
Equity earnings	7	12	10	29
Net income	187	329	309	575
Net income attributable to noncontrolling interests	30	34	50	64
Net income attributable to Crown Holdings	$157	$295	$259	$511

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.31	$2.44	$2.17	$4.18
Diluted	$1.31	$2.43	$2.16	$4.15

Weighted average common shares outstanding:
Basic	119,385,138	120,980,821	119,312,034	122,305,457
Diluted	119,641,646	121,622,534	119,620,100	122,991,134
Actual common shares outstanding at quarter end	120,102,654	121,166,297	120,102,654	121,166,297

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Income from operations	$367	$466	$636	$810
Intangibles amortization	41	39	81	79
Restructuring and other	6	(73)	17	(74)
Segment income	$414	$432	$734	$815

Segment Information

Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Americas Beverage	$1,292	$1,378	$2,553	$2,604
European Beverage	532	599	1,011	1,109
Asia Pacific	332	432	670	845
Transit Packaging	597	691	1,161	1,348
Other (1)	356	410	688	766
Total net sales	$3,109	$3,510	$6,083	$6,672

Segment Income

Americas Beverage	$211	$216	$389	$380
European Beverage	74	56	119	109
Asia Pacific	38	55	74	108
Transit Packaging	89	74	167	135
Other (1)	36	62	63	156
Corporate and other unallocated items	(34)	(31)	(78)	(73)
Total segment income	$414	$432	$734	$815

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$157	$1.31	$295	$2.43	$259	$2.16	$511	$4.15
Intangibles amortization (1)	41	0.34	39	0.32	81	0.68	79	0.64
Restructuring and other (2)	6	0.05	(73)	(0.60)	17	0.14	(74)	(0.60)
Other pension and postretirement (3)	6	0.05			6	0.05
Income taxes (4)	(11)	(0.09)	(8)	(0.07)	(23)	(0.19)	(15)	(0.12)
Equity earnings (5)	2	0.02	2	0.02	5	0.04	4	0.04
Adjusted net income/diluted earnings per share	$201	$1.68	$255	$2.10	$345	$2.88	$505	$4.11

Effective tax rate as reported	24.7%		21.1%		25.3%		23.0%

Adjusted effective tax rate	24.0%		25.3%		24.6%		24.9%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the second quarter and first six months of 2023, the Company recorded charges of $41 million ($31 million net of tax) and $81 million ($61 million net of tax) for intangibles amortization arising from prior acquisitions. In the second quarter and first six months of 2022, the Company recorded charges of $39 million ($30 million net of tax) and $79 million ($61 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the second quarter and first six months of 2023, the Company recorded net restructuring and other charges of $6 million ($6 million net of tax) and $17 million ($15 million net of tax) primarily related to business reorganization activities in Europe. In the second quarter and first six months of 2022, the Company recorded net restructuring and other gains of $73 million ($72 million net of tax) and $74 million ($74 million net of tax) primarily related to a gain of $113 million ($102 million net of tax) for the sale of the Transit Packaging segment's Kiwiplan business, partially offset by a restructuring charge of $29 million ($22 million net of tax) related to an overhead cost reduction program in the Transit Packaging segment.
(3)In the second quarter of 2023, the Company recorded a one-time termination charge of $6 million ($5 million net of tax) related to business reorganization activities in Europe.

(4)The Company recorded income tax benefits of $11 million and $23 million in the second quarter and first six months of 2023 and $8 million and $15 million in the second quarter and first six months of 2022, primarily related to the items described above.

(5)In the second quarters and first six months of 2023 and 2022, the Company recorded its proportional share of intangible amortization, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
June 30,	2023	2022
Assets
Current assets
Cash and cash equivalents	$547	$438
Receivables, net	1,897	2,151
Inventories	1,908	2,197
Prepaid expenses and other current assets	260	315
Total current assets	4,612	5,101

Goodwill and intangible assets, net	4,360	4,349
Property, plant and equipment, net	4,890	4,133
Other non-current assets	727	816
Total assets	$14,589	$14,399

Liabilities and equity
Current liabilities
Short-term debt	$106	$76
Current maturities of long-term debt	140	1,088
Accounts payable and accrued liabilities	3,328	4,192
Total current liabilities	3,574	5,356

Long-term debt, excluding current maturities	6,986	5,466
Other non-current liabilities	1,314	1,387

Noncontrolling interests	480	451
Crown Holdings shareholders' equity	2,235	1,739
Total equity	2,715	2,190
Total liabilities and equity	$14,589	$14,399

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2023	2022

Cash flows from operating activities
Net income	$309	$575
Depreciation and amortization	248	231
Restructuring and other	17	(74)
Pension expense	35	16
Pension contributions	(4)	33
Stock-based compensation	17	16
Working capital changes and other (2)	(329)	(601)
Net cash provided by operating activities	293	196

Cash flows from investing activities
Capital expenditures	(454)	(310)
Acquisitions and divestitures		151
Equity method investment distribution (2)	56
Other	20	29
Net cash used for investing activities	(378)	(130)

Cash flows from financing activities
Net change in debt	187	650
Dividends paid to shareholders	(57)	(53)
Common stock repurchased	(11)	(600)
Dividends paid to noncontrolling interests	(11)	(24)
Other, net	(7)	(11)
Net cash provided by\(used for) financing activities	101	(38)

Effect of exchange rate changes on cash and cash equivalents	(12)	(95)

Net change in cash and cash equivalents	4	(67)
Cash and cash equivalents at January 1	639	593

Cash, cash equivalents and restricted cash at June 30 (1)	$643	$526

(1)Cash and cash equivalents include $96 million and $88 million of restricted cash at June 30, 2023 and 2022.

(2)Working capital changes and other includes $27 million of the total $83 million distribution received from our European tinplate equity method investment in 2023.

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Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three and six months ended June 30, 2023 and 2022 follows.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$528	$497	$293	$196
U.K. pension settlement (3)		(17)	(1)	(41)
Interest included in investing activities (4)			13	13
Capital expenditures	(221)	(193)	(454)	(310)
Insurance receivable (5)			(23)
Adjusted free cash flow	$307	$287	$(172)	$(142)

(3)In September 2021, the Company made a contribution of £196 million to its U.K. defined pension plan in advance of a full settlement of the plan’s obligations in November 2021. The Company has been repaid £103 million of the contribution as of June 30, 2023 and expects to receive another £24 million as the plan sells its remaining illiquid assets.

(4)Interest benefit of cross currency swaps included in investing activities.

(5)Insurance proceeds received in the first six months of 2023 related to the December 2021 tornado at the Bowling Green plant.

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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$14	$4	$24	$3
European Beverage	3		(18)	(1)
Asia Pacific	(3)		(9)
Transit Packaging	(3)		(20)	(2)
Corporate and other		(1)	(2)	(2)
	$11	$3	$(25)	$(2)

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	June YTD	June YTD 2022	Full Year 2022	Twelve Months Ended June 30, 2023
Income from operations	$636	$810	$1,336	$1,162
Add:
Intangibles amortization	81	79	159	161
Restructuring and other	17	(74)	(52)	39
Segment income	734	815	1,443	1,362
Depreciation	167	152	301	316
Adjusted EBITDA	$901	$967	$1,744	$1,678

Total debt			$6,977	$7,232
Less cash			550	547
Net debt			$6,427	$6,685

Adjusted net leverage ratio			3.69x	3.98x